Exhibit 99.1

American Financial Group, Inc. Announces Changes to its Board of Directors

CINCINNATI – November 10, 2021 – American Financial Group, Inc. (NYSE: AFG) today announced a change in its Board of Directors, with the addition of Amy Y. Murray. In addition, Virginia C. (“Gina”) Drosos has informed the AFG Board of Directors of her desire to step down from her role as a current director of the Company in mid-December in order to pursue another board service opportunity.

Ms. Murray is joining the AFG Board of Directors with over 35 years of leadership experience in the corporate world and in local and federal government. During her career, she led Asian business development efforts for Procter & Gamble (NYSE: PG), the world’s largest consumer products company. In that capacity, she focused on building new distribution channels in Asian markets and helped build P&G’s international retail and diplomatic relationships. She also served as the Founder and Chief Consultant for The Japan Consulting Group, where she provided consulting services for Fortune 500 clients seeking to grow their businesses internationally. Additionally, she is a founding board member of the Japan America Society of Greater Cincinnati.

In the past 11 years, Ms. Murray was twice elected as a member of Cincinnati City Council. Most recently, she served in roles with the Department of Defense as Acting Deputy Assistant Secretary of Defense for Industrial Policy and the Director of the Office of Small Business. Ms. Murray is also active in the community and on several non-profit boards.

Ms. Drosos has been a member of AFG’s Board of Directors since 2013 and has served as a member of AFG’s Audit and Corporate Governance Committees. Ms. Drosos plans to resign from the American Financial Group Board of Directors on December 8, 2021.

Ms. Drosos stated, “I have greatly enjoyed my service to AFG and its shareholders, employees, and other stakeholders. American Financial is an excellent company with a very bright future and extraordinarily talented employees from top to bottom. While I will particularly miss working alongside my AFG Board colleagues, I am excited to pursue another board opportunity that may more closely complement my principal role as CEO of Signet Jewelers.”

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-CEOs, stated: “We are pleased to welcome Amy to our Board of Directors. Her extensive experience in the corporate and governmental arenas will be a valuable addition to our Board. She has proven leadership skills, strong business acumen and is well respected as a problem solver. We believe that her diverse skill set, including government affairs, public relations, financial consulting and community engagement will help to guide our company through numerous opportunities in the years to come.”

Messrs. Lindner continued, “We are grateful to Gina for nearly ten years of service to AFG’s Board of Directors. Her extensive transformational leadership experience and track record as a strategist and innovator have been immensely valuable to AFG during her tenure on the Board, and we wish her the best in her future endeavors.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Vice President – Investor & Media Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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